Exhibit (p)(18)

CODE OF ETHICS FOR ALL EMPLOYEES

A. DEFINITIONS

The following defined terms are used throughout this Code.

“Control” means the power to exercise a controlling influence over the management or policies of a company unless the power is solely the result of an official position with the company. Any person who has Beneficial Ownership of more than 25% of the voting securities of a company is presumed to control the company.

“Digital Security” includes any asset that is issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or “tokens”.

“Security” includes any instrument considered a “security” under Section 2(a)(36) of the 1940 Act or Section 202(a)(18) of the Advisers Act, which generally includes stocks, bonds, mutual funds, certificates of deposit, options, interests in private placements, Digital Securities, futures contracts on other securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things.

“Reportable Securities” means any Security other than “Exempted Securities,” which are direct obligations of the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by open-end investment companies registered under the 1940 Act, other than Reportable Funds. For purposes of this Code, Reportable Securities also includes all Digital Securities.

“Reportable Funds” are any investment companies registered under the 1940 Act i) for which Eagle serves as an investment manager (sub-adviser or co-adviser), or ii) whose investment adviser or principal underwriter controls Eagle, is controlled by Eagle, or is under common control with Eagle.

“Beneficial Ownership” shall have the same meaning as set forth in Rule 16a-1(a) (2) of the Securities Exchange Act of 1934, as amended (the Securities Exchange Act). Subject to the specific provisions of that Rule, it shall generally mean having directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, a direct or indirect pecuniary interest in a Security. An individual is generally considered to have beneficial ownership of Securities held directly or indirectly by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria. Such employee or immediate family member may or may not have decision-making authority with respect to such account.

“Fee Paying Family Accounts” are Eagle fee paying clients that are related to Eagle Access

Persons.

“Model Trades” are trades decided upon by Eagle’s investment committee and then executed into fully discretionary client accounts.

“Non-model Trades” are account maintenance type of trades that do not involve changes to a model portfolio and are placed by the Portfolio Manager assigned to the account. Examples of Non-model Trades include trades placed for new accounts, terminated accounts, or because contributions or withdrawals have been made to or from an account.

“Portfolio Managers” are Edward Allen, John Gualy, Steven Russo, Brian Quattrucci, Alex Meier, and Michael Cerasoli.

“Restricted List” is a list of securities that Eagle has received material non-public information on or that Eagle has entered into a confidentiality agreement with. Employees are prohibited from trading in any issuers appearing on the Restricted List in client and personal accounts. No exceptions will be made to this policy.

“Initial Public Offering” means an offering of Securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act.

“Secondary Public Offering” is a one-time offering of stock to the public which is not an Initial Public Offering.

“Limited Offering” means an offering of Securities exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

“Exempt Account” means a personal trading account in which an employee has a Beneficial Ownership interest and over which the CCO has determined that the employee exercises no direct or indirect influence or control.

B. GENERAL PROVISIONS

In developing these policies and procedures, Eagle considered the material risks associated with administering this Code of Ethics. This analysis included risks such as:

●	Employees do not understand the fiduciary duty that they, and Eagle, owe to Clients;
●	Employees and/or Eagle fail to identify and comply with all applicable Federal Securities Laws;
●	Employees do not report personal securities transactions;
●	Employees trade personal accounts ahead of Client accounts;
●	Employees are not aware of Eagle’s pre-clearance requirements;
●	Employees do not notify the CCO of potential violations of the Code of Ethics;
●	Eagle does not retain employee written acknowledgements that they received the code and any amendments; and
●	Employees are improperly influenced by excessive gifts or entertainment.

Eagle has established the following guidelines to mitigate these risks.

These rules apply to every employee of the Company. All employees must complete the Code of Ethics and Regulatory Compliance Manual Acknowledgement Form (Exhibit B), within the first 10 days of employment by the Company and annually thereafter.

1. Laws and Regulations. You are expected to comply with all applicable laws and regulations, including the Code of Ethics and policies of the Company. These include, without limitation, tax and securities laws.

2. Conflicts of Interest. You are expected to avoid conduct that is contrary to the interests of the Company and any Client, or that gives the appearance of such a conflict of interest. The Code of Ethics is predicated on the principle that Eagle owes a fiduciary duty to its Clients.1 Accordingly, employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients. At all times, Eagle will be mindful to:

●	Place client interests ahead of Eagle’s – As a fiduciary, Eagle will serve in its Clients’ best interests. In other words, employees may not benefit at the expense of Clients.
●	Engage in personal investing that is in full compliance with Eagle’s Code of Ethics – Employees must review and abide by Eagle’s Personal Securities Transaction and Insider Trading Policies.
●

Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Eagle, or on behalf of a Client, unless in compliance with the Gift Policy below.

●	Maintain full compliance with the Federal Securities Laws – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act.

Any questions with respect to Eagle’s Code of Ethics should be directed to the CCO. As discussed in greater detail below, employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

3. Gifts, Etc. You must not seek or accept any gift, favor, preferential treatment, or special arrangement of Material Value from any provider or prospective provider of goods or services to a Company or a Client.

Employees’ Receipt of Business Meals, Tickets to Sporting Events and Other Entertainment - Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the expense is reasonable, not lavish or extravagant in nature.

[1]	S.E.C. v. Capital Gains Research, Inc., 375 U.S. at 191-192 (1963).

Regardless of whether or not the employee is accompanied to the event by the giver, if the estimated cost of the employee’s portion of the meal, event, etc. is greater than $300, the employee must report his/her attendance at the event to the CCO. If the event is highly publicized such that the tickets may be selling in excess of face value, the employee must consider the mark-up for the reporting requirements. Employees are prohibited from providing entertainment that may appear lavish or excessive and must obtain approval from the CCO to provide entertainment in excess of $300 to any client, investor, prospect, or individual or entity that Eagle does or is seeking to do business with.

Employees’ Receipt/Giving of Gifts - Employees must report their intent to accept or provide gifts over $300 (either one single gift, or in aggregate on an annual basis) to the CCO. In addition, Employees must complete a Report of Gifts & Entertainment, attached hereto as Exhibit N, on a quarterly basis and submit it to the CCO or his designee. Reasonable gifts received or given on behalf of the Company shall not require reporting. Examples of reasonable gifts include, but are not limited to, holiday gift baskets and lunches brought to Eagle’s offices by service providers.

“Material Value” includes such items as tickets for theater, musical, sporting or other entertainment events on a recurring basis; costs of transportation and/or lodging to locations outside of Houston, unless approved in advance by a Partner of Eagle as having a legitimate business purpose; personal loans on terms more favorable than generally available for comparable credit standing and collateral; or preferential brokerage or underwriting commissions or spreads or allocations of shares or interests in an investment. If you are offered anything, to be on the safe side, check with the CCO.

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities” – The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. Eagle and its Employees must comply with the spirit and the letter of the FCPA at all times. Employees must obtain written pre-clearance from the CCO prior to giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.

Employees must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

4. Political Contributions. Please refer to Eagle’s Political and Charitable Contributions, and Public Positions policy and procedures in section XIII of this Manual.

5. Improper Payments. You may not pay, offer, or commit to pay any amount that might be or appear to be a bribe or kickback in connection with the Company’s business.

6. Confidential Information. You may not disclose to anyone, whether inside or outside the Company, any Company trade secrets or proprietary or confidential information unless you have been authorized to do so. You must keep confidential, and not discuss with anyone other than employees with a valid business purpose, information regarding Client investment portfolios, actual or proposed securities trading activities of any Client, or investment research developed in the Company. You should take appropriate steps, when communicating the foregoing information internally, to maintain confidentiality, for example, by using sealed envelopes, limiting computer access, and speaking in private.

7. Outside Directorships, Etc. You may not serve as a director, officer, employee, trustee, or general partner of any corporation or other entity, whether or not you are paid, without the prior written approval of the CCO of Eagle, except that you may serve any charitable or non-profit organization without such approval.

All employees shall be required to notify the CCO or his designee on behalf of the Company of the existence of any and all securities accounts maintained by the employee with any foreign or domestic brokerage firm, bank, investment adviser or other financial institution. Further, all employees shall be required to notify the CCO or his designee prior to opening a securities account with another firm including but not limited to any foreign or domestic brokerage firm, bank, investment adviser or other financial institution.

C. PERSONAL SECURITIES TRANSACTIONS

Who is Covered. The Code applies to all of the Company’s employees.

This Policy covers not only your personal Securities transactions, but also those of your Immediate Family (children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law living in your household, as well as adoptive relationships that meet the above criteria) or accounts over which you have control or beneficial ownership.

What Accounts are Covered. This Policy applies to Securities transactions in all accounts (other than Exempt Accounts) in which you or members of your Immediate Family have a direct or indirect beneficial ownership interest. Employees who claim they have no direct or indirect influence or control over an account are also required to complete the Exempt Accounts Certification attached hereto as Exhibit I initially upon commencement of their employment and on an annual basis thereafter.

Normally, an account is covered by this Policy if it is (a) in your name, (b) in the name of a member of your Immediate Family, (c) of a partnership in which you or a member of your Immediate Family are a partner with direct or indirect investment discretion, (d) of a trust of which you or a member of your Immediate Family are a beneficiary and a trustee with direct or indirect investment discretion, and (e) of a closely held corporation in which you or a member of your Immediate Family hold shares and have direct or indirect investment discretion.

Reminder: When this Policy refers to “you,” “employee,” or “your transactions,” it includes your Immediate Family and accounts in which you or they have a direct or indirect beneficial ownership.

1. Pre-Clearance: All Securities. You must pre-clear all purchases and sales of Reportable Securities, except that you do not have to pre-clear:

1.	a purchase of publicly traded equity Securities if the value of such purchase would not exceed $25,000
2.	a sale of publicly traded equity Securities if the value of such sale would not exceed $25,000
3.	a purchase of investment grade, non-convertible debt Securities, if the value of such purchase would not exceed $25,000;
4.	a sale of investment grade, non-convertible debt Securities, if the value of such sale would not exceed $25,000;
5.	a bona fide gift of Securities that you make or receive;
6.	an automatic, non-voluntary transaction, such as a stock dividend, stock split, spin-off, and automatic dividend reinvestment;
7.	a transaction pursuant to a tender offer that is applicable pro rata to all stockholders; or
8.	Model Trades made at least one day following the completion of the full model rotation.

The exemptions from pre-clearance in clauses (1) through (4) above do not apply to trading in any Security that Eagle’s Investment Committee is considering buying or selling within the next five business days. No pre-clearance of a transaction for any of those Securities will be granted, and no employees are allowed to trade any of those Securities until one day after the Security trades in client accounts have been completed. In addition, the CCO may suspend your use of these four exemptions from pre-clearance if the CCO concludes that you have engaged in excessive personal trading or that pre-clearance by you is otherwise warranted. Personal trades in the same direction as a Client are subject to at least a one-day blackout, and such trades are deemed pre-approved when adhering to the blackout period as described below.

Remember that the term “Security” is broadly defined. For example, an option on a Security is itself a Security, and the purchase, sale and exercise of the option is subject to pre-clearance. A pre-clearance approval normally is valid only during the day on which it is given, subject to the exceptions noted below.

Special consideration is given to the pre-clearance of illiquid securities and good-‘til-canceled (GTC) trades. Eagle Compliance may pre-approve personal trading in illiquid securities or GTC trades if it is a non-model or non-client held security. If granted, any GTC approval is valid for the calendar quarter in which the approval was granted. After quarter end, a request for approval may be resubmitted if GTC approval is still wanted.

Employees and their family members must obtain required pre-clearances before they complete the transactions. Eagle reserves the right to disapprove any proposed Securities transaction. All pre-clearance requests must be submitted to the Compliance team and will be reviewed as soon as reasonably practicable.2 The Compliance team will verify with the appropriate investment team if Eagle intends to trade the requested securities in a model block trade within the next five (5) business days. If trading is anticipated, the request will be denied. If a transaction is denied authorization, no explanation will be provided. No order for a Securities transaction may be placed prior to the receipt of authorization. Once pre-clearance is granted to an employee, unless revoked, such employee may only transact in that Security for the remainder of the trading day on which the authorization is granted (unless pre-clearance is given for illiquid securities or GTC trades). If the Securities transaction is not executed, or not fully executed, by such time or if the employee wishes to transact in that security on the following or any other day, they must obtain approval from the Compliance team.

Fee Paying Family Accounts and Exempt Accounts are not subject to the pre-clearance policy. In addition, prior written clearance is not required for Exempted Securities and Model Trades made at least one day following the completion of the full model rotation.

Initial and Secondary Public Offerings. You may not purchase or otherwise acquire any Security in an Initial Public Offering or a Secondary Public Offering without prior written approval of the CCO. You may apply to the CCO for prior written approval to make such a purchase, but approval will be granted only in extraordinary circumstances. Accordingly, the Company discourages such applications. You may be given approval to purchase a Security in an Initial or Secondary Public Offering, for example, pursuant to the exercise of rights you have as an existing bank depositor or insurance policyholder to acquire the Security in connection with the bank’s conversion from mutual or cooperative form to stock form, or the insurance company’s conversion from mutual to stock form. The Company must maintain a record of any approval to acquire a Security in an Initial or Secondary Public Offering, with the reasons supporting the approval, for at least five years after the end of the fiscal year in which the approval is granted.

Limited Offerings. You may not purchase or otherwise acquire any Security in a Limited Offering, except with the prior approval of the CCO. Such approval will only be granted when you can establish that there is no conflict or appearance of conflict with any Client or other possible impropriety (such as when the Security in the Limited Offering is appropriate for purchase by a Client, or when your participation in the Limited Offering is suggested by a person who has a business relationship with the Company or expects to establish such a relationship). Examples where approval might be granted, subject to the particular facts and circumstances, are a personal investment in a private fund or limited partnership in which you would have no involvement in making recommendations or decisions, or your investment in a closely held corporation or partnership started by a family member or friend. The Company must maintain a record of any approval to acquire a Security in a Limited Offering, with the reasons supporting the approval, for at least five years after the end of the fiscal year in which

2  The Chief Compliance Officer must have prior written clearance from the CEO for his/her personal securities transactions.

the approval is granted. The subscription document relating to the Private Funds managed by Eagle shall serve as documentation of the pre-approval of investments in the funds.

2. Prohibited and Restricted Transactions

a. Short Sales. You may not sell short any Security, except that you may (i) sell short a Security if you own at least the same amount of the Security you sell short (selling short “against the box”); (ii) sell short U.S. Treasury futures and stock index futures based on the S&P 500 or other broad based stock indexes; and (iii) sell short shares of Exchange Traded Funds.

b. Options. You may not engage in option transactions with respect to any Security, except that you may purchase a put option or sell a call option on Securities that you own. In this case, options trading is relative to the amount of stock owned. You must own enough shares of the underlying security to deliver if assignment occurs upon expiration of the put or call (e.g. 100 shares per 1 call). You may also purchase call options for the purpose of replicating a long position in underlying Securities you do not own or increase your position in underlying Securities you do own. All holdings of options used to represent a long position must be held for a minimum of 60 days.

c. Short-term Trading. You are strongly discouraged from engaging in excessive short-term trading of Securities. The purchase and sale, or sale and purchase, of the same or equivalent Securities within sixty (60) days are generally regarded as short-term trading.

d. Additional Restrictions.

(1)

Personal Benefit. You may not cause or recommend a Client to take action for your personal benefit. Thus, for example, you may not trade in or recommend a security for a Client in order to support or enhance the price of a security in your personal account, or “front run” a Client.

(2)

Clients Trade First. Portfolio Managers requesting pre-clearance, must communicate their research conclusion about the Security being purchased or sold. Before a Portfolio Manager purchases or sells a Security, Clients must be afforded the opportunity to act upon Eagle’s recommendations regarding such Security. Portfolio Managers may not purchase or sell any Security for which they have coverage responsibility unless either (i) the Portfolio Manager has first broadly communicated his research conclusion regarding that Security and afforded suitable Clients sufficient time to act upon your recommendation (as set forth below), or (ii) the Portfolio Manager has first determined, with the prior concurrence of the CCO, that investment in that Security is not suitable for any Client. Portfolio Managers may purchase or sell Securities for which they do not have client coverage responsibility after first obtaining pre-clearance from Compliance.

(3)

Model Trades. Employees may not purchase or sell any Security that Eagle’s Investment Committee is considering buying or selling, within the next five business days, until one day after a Model Trade has been completed for all discretionary client accounts.

(4)	Personal Trades in Same Direction as Client: One-Day Blackout. Portfolio

Managers may not purchase or sell any Security for their personal account until at least one day after Non-model Trades. Purchases and sales of such securities, with the exception of IPO’s or Private Securities, made following the blackout period of at least one day are deemed pre-approved by the CCO or his designee.

(5)

Trading before Communicating a Recommendation or Rating. If Eagle is in the process of making a new or changed recommendation or rating for a Security for which the Portfolio Managers have coverage responsibility, but they have not yet broadly communicated their research conclusions and recommendations or ratings for such Security, Portfolio Managers are prohibited from trading in that Security.

(6)	Restricted List. Employees may never transact in any Security on the Restricted List.

As a member of the portfolio management team, if you enter into a Security transaction for your personal account of a type described above, you must disclose such transactions to the CCO. Depending on the circumstances, the CCO may or may not elect to impose penalties for such transactions. Such penalties may include payment to the client account the difference between the portfolio managers and client’s sales or purchase price for the Security, if the portfolio manager’s price was higher (sales) or lower (purchases).

Fee Paying Family Accounts are not subject to these restrictions. Instead, such accounts are treated as regular fee paying client accounts.

3. Prohibited Transactions: You are prohibited from purchasing or selling any security, either personally or for any Client, while you are in the possession of material, non-public information concerning the security or its issuer.

5. Reporting Requirements. You are required to provide the following reports of your Reportable Securities holdings and transactions to the CCO. Remember that your reports also relate to members of your Immediate Family and accounts that you control or over which you have beneficial ownership.

Initial Report of Holdings. Within ten (10) days after you become an Eagle employee, you must submit to the CCO a report of your holdings of Reportable Securities, including the title, number of shares and principal amount of each Reportable Security held at the time you became an employee. (Exhibit G). The holdings report must be current as of a date not more than 45 days prior to the individual becoming an access person. The holdings report must also include Reportable Securities of immediate family members of those living in your household. The report must collect the name of any broker, dealer or bank with which you maintain an account for trading or holding any type of Securities, whether stocks, bonds, mutual funds, or other types. Please list any accounts that hold Reportable securities in Exhibit G and any accounts that hold non-Reportable securities in Exhibit J, described further below.

Whenever possible employees are requested to report securities accounts directly through Eagle’s Axys system by arranging with their broker for direct downloads of transactions. Employees directly reporting accounts through Axys are required to verify the accuracy of the list of Securities and Securities Accounts as recorded on the system on an annual basis, or on or before January 30th of each year, via Exhibit H, and as a part of the Quarterly Transaction Report described further below. The report shall be current as of December 31st. Employees who are not able to arrange for direct reporting through Axys should arrange to have duplicate brokerage statements sent to the CCO.

Initial and Annual Report of Non-Reportable Securities Accounts

On or before February 14th of each year, you must submit to the CCO a report of the name of any broker, dealer or bank with which you maintain an account for trading or holding any type of securities, whether stocks, bonds, mutual funds, Digital Securities, or other types, regardless of whether the securities therein are considered Reportable. Please list any accounts that hold any non-Reportable securities accounts in Exhibit J. Note that you are not required to submit the transactions therein if all transactions are in only non-Reportable securities.

Quarterly Transaction Reports. Within (30) days after the end of each calendar quarter, you must submit to the CCO a report of your transactions in Reportable Securities during that quarter, including the date of the transaction, the title, the interest rate and maturity date (if applicable), and the number of shares and principal amount of each Security in the transaction, the nature of the transaction (whether a purchase, sale, or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with or through which the transaction was effected. (Exhibit H) If you established an account with a broker, dealer or bank in which any Security was held during that quarter, you must also attest that such accounts have been included in the report completed.

Because your 4th Quarter Transaction Report also serves as your Annual Holdings Report, you must sign off on Exhibit H even if (i) copies of all of your account statements are provided to the CCO for that quarter (see paragraph 8, “Account Statements,” below), or (ii) all of the information required in such report is, on a current basis, already in the records of Eagle through direct downloads into the Axys system.

Annual Report of Limited Offerings

On or before February 14th of each year, you must submit to the CCO a report of any limited offerings, to include any interests in private placements such as limited partnerships and limited liability corporations. As a reminder, any transaction in a limited offering must be pre-cleared by Compliance at the time of purchase or sale as well as listed in the form (Exhibit K).

Exceptions from Reporting Requirements

There are limited exceptions from certain of the reporting requirements noted above.

Specifically, an employee is not required to submit:

(1)	The Quarterly Reporting Form for any transactions effected pursuant to an automatic investment plan.

(2)

Any of the three (3) reports (i.e., Quarterly Reporting Form, Initial Reporting Forms and Annual Reporting Forms) with respect to Securities held in Exempt Accounts. Note however, that the CCO may request that an employee provide documentation to substantiate that the employee had no direct or indirect influence or control over the Exempt Account (e.g., investment advisory agreement, etc.). The certification is attached in the Appendix as Exhibit I, Exempt Accounts Certification.

D. RESPONSIBILTIES

1. Maintenance of List of employees: Notification. The CCO or his designee shall maintain a list of all employees, including that date of hire and date any employee left employment with the Company.

2. Review of Securities Reports. The CCO or his designee shall ensure that all Initial and Annual Reports of Securities Holdings and Quarterly Transaction Reports, together with all and Account Statements are received by Eagle.

3. Annual Certification by Employees. Each employee of the Company must certify annually that he or she has read and understood the Code of Ethics and has complied and will comply with its provisions.

4. Recordkeeping Requirements. The Company shall maintain the following records at its principal place of business and make these records available to the Securities and Exchange Commission (“Commission”) or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

(1)	copies of the Code of Ethics currently in effect and in effect at any time within the past five years, to be maintained in an easily accessible place;
(2)

a record of any violation of the Code of Ethics and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurred;

(3)

a copy of each transaction and holding report, to be maintained for at least five years after the end of the fiscal year in which the report is made or information provided, the first two years in an easily accessible place;

(4)	a record of all persons, currently or within the past five years, who are or were subject to the code of ethics; and
(5)

a copy of each Annual Report to a Fund Board referred to in paragraph 5 above, to be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.

5. Confidentiality. All reports and other documents and information supplied by any employee of the Company or employee in accordance with the requirements of this Code of Ethics shall be treated as confidential but are subject to review as provided herein and in the

Procedures, by the Partners of Eagle, by representatives of the Commission, or otherwise as required by law, regulation, or court order.

6. Interpretations. If you have any questions regarding the meaning or interpretation of the provisions of this Code of Ethics, please consult with the CCO.

7. Violations and Sanctions. Any employee of a Company who violates any provision of this Code of Ethics shall be subject to sanction, including but not limited to censure, a ban on personal Securities trading, disgorgement of any profit or taking of any loss, fines, and suspension or termination of employment. Each sanction shall be recommended by the CCO and approved by a Partner of Eagle.

In adopting and approving this Code of Ethics, the Company does not intend that a violation of this Code of Ethics necessarily is or should be considered to be a violation of Rule 17j-1 under the Investment Company Act of 1940 or Rule 204A-1.

E. REPORTING VIOLATIONS

Every employee must immediately report any violation of the Code to the CCO. All reports, which may be submitted anonymously, will be treated confidentially and investigated promptly and appropriately. The Company will not retaliate against any employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. Notwithstanding the foregoing, the Company may discipline any employee that violates the Code. The CCO or his designee will keep records of any violation of the Code, and of any action taken as a result of the violation.

F. EXCEPTIONS TO THE CODE

The Compliance Officer may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

●

The employee seeking the exception provides the Compliance Officer with a written statement detailing the efforts made to comply with the requirement from which the employee seeks an exception. The Compliance Officer believes that the exception would not harm or defraud a Fund or client, violate the general principles stated in the Code or compromise the employee’s or the Firm’s fiduciary duty to any Fund or client; and

●	The employee provides any supporting documentation that the Compliance Officer may request from the employee.

No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under the Investment Company Act and the Advisers Act.